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EXHIBIT 11.1

SMS BIZ SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT

BY AND AMONG

CARDTREND INTERNATIONAL INC. (“COMPANY”),

SMS BIZ SDN. BHD. (“SMSBIZ”),

YAP KIT CHUAN (“YAP”),

AND

CHUA TONG LING (“CHUA”),

DATE: JANUARY 21, 2008

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (the “Agreement”), dated as January18th, 2009 by and among Cardtrend International Inc., a Nevada corporation (“the Company”), and SMS Biz Sdn. Bhd., a corporation incorporated in Malaysia, having a company nymber 504305-P and a registered address at Unit 3A-11, 3A Floor, Suite A, Block A, Damansara Intan, No, 1, Jalan SS20/27, 47400 Petaling Jaya, Selangor, Malaysia (hereinafter referred to as “SMSBIZ”), and the shareholders of SMSBIZ, namely Yap Kit Chuan, holding Malaysian I/D Card number 761028-05-5043 (hereinafter referred to as “YAP”), and Chua Tong Ling, holding Malaysian I/D Card number 741021-06-5056 (hereinafter referred to as “CHUA”), both residing at No.25, Jalan S/P 6/3, Taman Segar Perdana, 43200 Cheras, Selangor, Malaysia. .

W I T N E S S E T H:

WHEREAS, YAP and CHUA presently own 100% of the shares of common stock of SMSBIZ (the “SMSBIZ Shares”);

WHEREAS, the Company desires to acquire from YAP and CHUA all of the SMSBIZ Shares in exchange for the issuance by the Company of seven million shares of the Company’s common stock (“Company Common Stock”) on the terms and conditions set forth below (the “Exchange”); and

WHEREAS, the parties desire this to be a tax-free exchange under the United States Internal Revenue Code.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I

Definitions

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

“Affiliate” shall mean with respect to a specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to a Person (a) any other Person which beneficially owns or holds ten percent (10%) or more of any class of voting securities or other securities convertible into voting securities of such Person or beneficially owns or holds ten percent (10%) or more of any other equity interests in such Person, (b) any other Person with respect to which such Person beneficially owns or holds ten percent (10%) or more of any class of voting securities or other securities convertible into voting securities of such Person, or owns or holds ten percent (10%) or more of the equity interests of the other Person, and (c) any director or senior officer of such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” shall mean this Share Exchange Agreement together with all exhibits and schedules referred to herein, which exhibits and schedules are incorporated herein and made a part hereof.

“Certificates” shall have the meaning set forth in Section 2.4.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall mean the date that the Closing takes place.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the United States Securities and Exchange Commission.

“Company Common Stock” shall mean the shares of the Company’s $0.001 par value per share common stock.

“Company Loss” shall have the meaning set forth in Section 5.5.

“Confidential Information” means any information concerning the businesses and affairs of SMSBIZ or the Company that is not already generally available to the public.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Environmental Laws” shall have the meaning set forth in Section 3.18.

“Exchange” shall have the meaning set forth in the recitals.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Consideration” shall have the meaning set forth in Section 2.1(a) .

“Exchange Documents” shall have the meaning set forth in Section 3.2.

“Financial Statements” shall mean SMSBIZ’s audited consolidated balance sheets, statement of operations, changes in stockholders equity and cash flow as of and for the fiscal years ended March 31st 2006, March 31st, 2007 and unaudited statements as at December 31, 2007 prepared in conformity with GAAP.

“GAAP” shall mean United States generally accepted accounting principles.

“Guaranty” shall mean, as to any Person, all liabilities or obligations of such Person, with respect to any indebtedness or other obligations of any other Person, which have been guaranteed, directly or indirectly, in any manner by such Person, through an agreement, contingent or otherwise, to purchase such indebtedness or obligation, or to purchase or sell property or services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or obligation or to guarantee the payment to the owner of such indebtedness or obligation against loss, or to supply funds to or in any manner invest in the debtor.

“Indemnified Party” shall have the meaning set forth in Section 5.7.

“Indemnifying Party” shall have the meaning set forth in Section 5.7.

“Intellectual Property” means patents, copyrights, Trademarks, applications for any of the foregoing, and Trade Secrets.

“SMSBIZ Share” shall mean the shares of SMSBIZ’s Ringgit Malaysia One (RM1.00) par value per share common stock.

“SMSBIZ Loss” shall have the meaning set forth in Section 5.3.

“Investments” shall mean, with respect to any Person, all advances, loans or extensions of credit to any other Person (except for extensions of credit to customers in the ordinary course of business), all purchases or commitments to purchase any stock, bonds, notes, debentures or other securities of any other Person, and any other investment in any other Person, including partnerships or joint ventures (whether by capital contribution or otherwise) or other similar arrangement (whether written or oral) with any Person, including, but not limited to, arrangements in which (i) the first Person shares profits and losses of the other Person, (ii) any such other Person has the right to obligate or bind the first Person to any third party, or (iii) the first Person may be wholly or partially liable for the debts or obligations of such partnership, joint venture or other entity.

“Knowledge” shall mean, in the case of any Person who is an individual, knowledge that a reasonable individual under similar circumstances would have after such reasonable investigation and inquiry as such reasonable individual would under such similar circumstances make, and in the case of a Person other than an individual, the knowledge that a senior officer, director or manager of such Person, or any other Person having responsibility for the particular subject matter at issue of such Person, would have after such reasonable investigation and inquiry as such senior officer, director, manager or responsible Person would under such similar circumstances make.

“Law” and “Laws” shall mean any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

“Liabilities” shall mean any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of taxes, other governmental charges or Litigation, whether or not of a kind required by GAAP to be set forth on a financial statement.

“Litigation” shall mean any actions, suits, investigations, claims or proceedings.

“Material Adverse Effect” shall mean any event or condition of any character which has had or could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities, properties, or business of the Company or SMSBIZ, as applicable.

“Periodic Reports” shall mean the Forms 10-KSB, 10-QSB, 8-K, and other Commission filings required by the Securities Exchange Act of 1934, as amended and Securities Act of 1933, as amended which have been filed by the Company with the Commission for the period beginning on January 1st, 2006 and ending at the Closing Date.

“Person” shall mean any natural person, corporation, unincorporated organization, partnership, association, limited liability company, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government or any other entity.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” of any Person shall mean any Person, whether or not capitalized, in which such Person owns, directly or indirectly, an equity interest of more than fifty percent (50%), or which may effectively be controlled, directly or indirectly, by such Person.

“Tax” and “Taxes” shall mean (i) all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, withholding, severance, occupation, social security, unemployment compensation, alternative minimum, value added, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any governmental or regulatory authority with respect thereto, (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of a consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee or successor to any person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Returns” shall mean returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Termination Date” shall have the meaning set forth in Section 6.6.

“Trademarks” means trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature.

“Trade Secrets” means technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

The words “hereof”, “herein” and “hereunder” and the words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.

ARTICLE II

Transactions; Terms of Share Exchange; Manner of Exchange

2.1      Exchange of Shares. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below):

the Company shall issue to YAP and CHUA and their designees (hereinafter referred to as “SMSBIZ Investors”) who have interests, directly or indirectly, in the SMSBIZ Shares, an aggregate of seven million (7,000,000) newly issued restricted Company Common Stock (the “Exchange Consideration”) in the names and denominations as set forth on Schedule 2.1 hereto.

            (b) YAP and CHUA agree to deliver to the Company all the original issued shares of SMSBIZ Shares valued at RM1.00 each, representing 100% of the stock certificate or certificates evidencing all the shares issued and fully paid up SMSBIZ Shares. Further, YAP and CHUA agree to provide appropriately executed transfer documents in favor of the Company, in order to effectively vest in the Company all right, title and interest in and to all the SMSBIZ Shares.

            (c) The Exchange shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Board of Directors of the Company and SMSBIZ.

            (d) The securities issued by the Company in connection with this Share Exchange Agreement are issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933.

2.2      Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 A.M. (Malaysia Time) on the date following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby as set forth in Article VI (other than conditions with respect to actions the respective parties will take at the Closing itself) (the “Closing Date”). The Closing shall be held at such location or time as may be mutually agreed upon by the parties. The parties agree to take all necessary and prompt actions so as to complete the Closing, if possible, within ninety (90) days from the date of this Agreement.

2.3      Effective Time. The Exchange and other transactions contemplated by this Agreement shall become effective on the Closing Date (the “Effective Time”).

2.4      Exchange of Shares. At the Closing, YAP and CHUA shall surrender each certificate or certificates which represented 100% of the issued and fully paid up shares of SMSBIZ Shares immediately prior to the Closing Date (the “Certificates”) and YAP and CHUA shall at the Effective Time receive in exchange therefore the number of whole Exchange Consideration issuable (the number of shares issuable to the respective stockholder shall be rounded up to the next whole number). The Company shall not be obligated to deliver the Exchange Consideration to which any of YAP, CHUA and SMSBIZ Investors is entitled as a result of the Exchange until YAP and CHUA surrender the Certificate or Certificates for exchange as provided in this Section 2.4. Any other provision of this Agreement notwithstanding, the Company shall not be liable to any of YAP and CHUA for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.5      Legending of Securities. Each certificate for the Company Common Stock to be issued to YAP and CHUA as part of the Exchange Consideration shall bear substantially the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS IS AVAILABLE. FURTHER, HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.”

2.6 Fractional Shares. Notwithstanding any other provision of this Agreement, if YAP, CHUA and SMSBIZ Investors would otherwise have been entitled to receive a fraction of a share of the Company Common Stock (after taking into account all certificates delivered by YAP and CHUA), the number of shares issuable to the respective stockholder shall be rounded up to the next whole number.

2.7 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by such stockholder of SMSBIZ (setting forth the number SMSBIZ Shares, represented by such lost, stolen or destroyed Certificates), after reasonable investigation by the Company to confirm ownership of such Certificate, which shall be satisfactory to the Company, in the Company’s sole satisfaction, the Company shall pay such stockholder of SMSBIZ the Exchange Consideration to which such stockholder is entitled. Further, any stockholder representing that there is a lost, stolen or destroyed Certificate shall agree to indemnify and hold harmless the Company from and against any and all liability, loss, damage and expense in connection with, or arising out of such lost, stolen or destroyed Certificate.

ARTICLE III

Representations and Warranties of the Company

          In order to induce SMSBIZ, YAP and CHUA to enter into this Agreement and to consummate the transactions contemplated hereby, the Company makes the representations and warranties set forth below to SMSBIZ, YAP and CHUA.

3.1      Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company is duly qualified to transact business as a foreign corporation in all jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification except where the failure to so qualify would not have a Material Adverse Effect on the Company.

3.2      Authorization; Enforceability. The execution, delivery and performance of this Agreement by the Company and all other agreements to be executed, delivered and performed by the Company pursuant to this Agreement (collectively, the “Exchange Documents”) and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or individual action on the part of the Company. This Agreement and the Exchange Documents have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligation of the Company, assuming the due authorization, execution and delivery of this Agreement by SMSBIZ, YAP and CHUA, enforceable in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3      No Violation or Conflict. To the Knowledge of the Company, the execution, delivery and performance of this Agreement and the Exchange Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby: (a) do not violate or conflict with any provision of law or regulation (whether federal, state or local), or any writ, order or decree of any court or governmental or regulatory authority, or any provision of the Company’s Articles of Incorporation or Bylaws; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default), cause the acceleration of performance, give to others any right of termination, amendment, acceleration or cancellation of or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Company pursuant to any instrument or agreement to which the Company is a party or by which the Company or its properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing.

3.4      Consents of Governmental Authorities and Others. To the Knowledge of the Company, other than in connection with the provisions of the Nevada Revised Statutes, the Exchange Act, and the Securities Act, no consent, approval, order or authorization of, or registration, declaration, qualification or filing with any federal, state or local governmental or regulatory authority, or any other Person, is required to be made by the Company in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, excluding the execution, delivery and performance of this Agreement by SMSBIZ, YAP and CHUA.

3.5      Conduct of Business. Since October 01, 2007, the Company has conducted its business in the ordinary and usual course consistent with past practices and there has not occurred any Material Adverse Effect on the Company, except as has been previously notified in its Periodic Reports filed with the United States Securities and Exchange Commission. Since October 01, 2007, the Company has not (a) amended its Articles of Incorporation or Bylaws; (b) redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such capital stock; (c) granted or made any mortgage or pledge or subjected itself or any of its properties or assets to any lien, charge or encumbrance of any kind; (d) made or committed to make any capital expenditures in excess of US Dollars Ten Million ($10,000,000); (e) become subject to any Guaranty; (f) to the Knowledge of the Company, been named as a party in any Litigation, or become the focus of any investigation by any government or regulatory agency or authority; (g) declared or paid any dividend or other distribution with respect to its capital stock; or (h) to the Knowledge of the Company, experienced any other event or condition of any character which has had, or could reasonably be expected to have, a Material Adverse Effect on the Company.

3.6      Litigation. There is no Litigation pending or, to the Knowledge of the Company, threatened before any court or by or before any governmental or regulatory authority or arbitrator, (a) affecting the Company (as plaintiff or defendant) or (b) against the Company relating to the Company Common Stock or the transactions contemplated by this Agreement.

3.7      Brokers. The Company has not employed any broker or finder, nor has it nor will it incur, directly or indirectly, any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement or the Exchange Documents.

3.8      Compliance. To the Knowledge of the Company, the Company is in compliance with all federal, state, local and foreign laws, ordinances, regulations, judgments, rulings, orders and other requirements applicable to the Company and its assets and properties. To the Knowledge of the Company, the Company is not subject to any judicial, governmental or administrative inquiry, investigation, order, judgment or decree.

3.9      Charter, Bylaws and Corporate Records. SMSBIZ, YAP and CHUA have been provided with true, correct and complete copies of (a) the Articles of Incorporation of the Company, as amended and in effect on the date hereof, (b) the Bylaws of the Company, as amended and in effect on the date hereof, (c) the minute books of the Company (containing all corporate proceedings from the date of incorporation) and (d) all reports filed with the United States Securities and Exchange Commission. Such minute books contain accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors, incorporators and shareholders of the Company from the date of their incorporation to the date hereof which were memorialized in writing.

3.10    Subsidiaries. The Company has the following Subsidiaries and Investments:

· Asia Payment Systems (HK) Ltd., incorporated under the Company Ordinance of Hong Kong.

· WelWay Development Ltd., incorporated under the Company Ordinance of Hong Kong.

· Asia Payment Systems Pte. Ltd., incorporated under the Company Ordinance of Singapore.

· Asia Payment System (China) Co., Ltd., incorporated under the Company Ordinance of China

· Cardtrend Systems Sdn. Bhd., incorporated under the Company Ordinance of Malaysia.

· Interpay International Group Ltd., incorporated in the British Virgin Islands, and its subsidiaries and associated companies in the British Virgin Islands, Malaysia, and Singapore.

3.11    Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of (a) 250,000,0000 shares of common stock, $0.001 par value per share, of which as of the date of this Agreement, 72,408,276 million shares of Company Common Stock are issued and outstanding and (b) 10,000,000 million shares of preferred stock, $0.001 par value per share, of which as of the date of this Agreement, 6,000,0000 shares of preferred stock are issued and outstanding and are convertible to 42,500,0000 shares of Company Common Stock. All shares of outstanding Company Common Stock and convertible preferred stock have been duly authorized, are validly issued and outstanding, and are fully paid and non-assessable. The Company has additional authorized, but unissued shares of our common stock that may be issued later by us for any purpose without the consent or vote of our shareholders that would dilute their percentage ownership of the Company. In addition, the Company has been authorized to issue up to 10,000,000 shares of preferred stock, the rights, preferences, designations and limitations of which may be set by the Board pf Directors (“Board”) of the Company. If issued, the rights, preferences, designations and limitations of such preferred stock would be set by our Board and could operate to the disadvantage of the outstanding common stock. Such terms could include, among others, preferences as to dividends and distributions on liquidation.

The Company is authorized to issue shares of the Company’s common stock or preferred stocks of are authorized

3.12    Rights, Warrants, Options. Except as disclosed in the Periodic Reports and the unscheduled reports filed with the SEC on or before the date of this Agreement, there are no outstanding (a) securities or instruments convertible into or exercisable for any of the capital stock or other equity interests of the Company; (b) options, warrants, subscriptions, puts, calls, or other rights to acquire capital stock or other equity interests of the Company; or (c) commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to the issuance or repurchase by the Company of any capital stock or other equity interests of the Company, or any instruments convertible or exercisable for any such securities or any options, warrants or rights to acquire such securities.

3.13    Commission Filings and Financial Statements. All of the Periodic Reports and other filings required to be filed by the Company have been filed with the Commission for the periods indicated in the definition of Periodic Reports, and as of the date filed, each of the Periodic Reports were true, accurate and complete in all material respects and did not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The financial statements included in the Periodic Reports of the Company: (a) have been prepared in accordance with the books of account and records of the Company; (b) fairly present, and are true, correct and complete statements in all material respects of the Company’s financial condition and the results of its operations at the dates and for the periods specified in those statements; and (c) have been prepared in accordance with GAAP consistently applied with prior periods.

3.14    Absence of Undisclosed Liabilities. Other than as disclosed by the Periodic Reports and the financial statements of the Company included in the Periodic Reports, the Company does not have any Liabilities. The Company has no Knowledge of any circumstances, conditions, events or arrangements which may hereafter give rise to any Liabilities of the Company.

3.15    Real Property. The Company does not own any fee simple interest in real property. The Company does not lease, sublease, or have any other contractual interest in any real property.

3.16    Benefit Plans and Agreements. Except as disclosed in the Periodic Reports, the Company is not a party to any Benefit Plan (as defined in Section 4.17) or employment agreement under which the Company currently has an obligation to provide benefits to any current or former employee, officer, director, consultant or advisor of the Company.

3.17    Taxes.

(a)      Neither the Company nor any Person on behalf of or with respect to the Company has executed or filed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax. No power of attorney on behalf of the Company with respect to any Tax matter is currently in force.

(b)      The Company is not a party to any Tax-sharing agreement or similar arrangement with any other party (whether or not written), and the Company has not assumed any Tax obligations of, or with respect to any transaction relating to, any other Person, or agreed to indemnify any other Person with respect to any Tax.

(c)      No Tax Return concerning or relating to the Company or its operations has ever been audited by a government or taxing authority, nor is any such audit in process or pending, and the Company has not been notified of any request for such an audit or other examination. To the Knowledge of the Company, no claim has been made by a taxing authority in a jurisdiction where Tax Returns concerning or relating to the Company, or its operations, has not been filed, that it is or may be subject to taxation by that jurisdiction.

(d)      The Company has never been included in any consolidated, combined, or unitary Tax Return.

(e)      The Company has not (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, or local law by reason of a change in accounting method initiated by the Company, and the Company has no Knowledge that the Internal Revenue Service (“IRS”) has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company or (iii) requested any extension of time within which to file any Tax Return concerning or relating to the Company or its operations.

(f)      To the Knowledge of the Company, no property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

(g)     The Company is not subject to any private letter ruling of the IRS, or comparable rulings of other taxing authorities.

(h)     The Company does not own any interest in any entity that is treated as a partnership for U.S. federal income Tax purposes, or would be treated as a pass-through or disregarded entity for any Tax purpose.

(i)      The Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

(j)      The Company has no elections in effect for U.S. federal income Tax purposes under Sections 108, 168, 441, 472, 1017, 1033 or 4977 of the Code.

3.18    Environmental Matters. No real property used by the Company presently or in the past has been used to manufacture, treat, store, or dispose of any hazardous substance and such property is free of all such substances such that the condition of the property is in compliance with applicable Environmental Laws (as defined below). To the Knowledge of the Company, the Company is in compliance with all laws, regulations and other federal, state or local governmental requirements, and all applicable judgments, orders, writs, notices, decrees, permits, licenses, approvals, consents or injunctions relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollutant or toxic or hazardous substance (including, without limitation, asbestos, radioactive material and pesticides) (the “Environmental Laws”) applicable to the Company or its business as a result of any hazardous substance utilized by the Company in its businesses or otherwise placed at any of the facilities owned, leased or operated by the Company, or in which the Company has a contractual interest. The Company has not received any complaint, notice, order, or citation of any actual, threatened or alleged noncompliance by the Company with any Environmental Laws, and to the Knowledge of the Company, there is no Litigation pending or threatened against the Company with respect to any violation or alleged violation of the Environmental Laws, and to the Company’s Knowledge, there is no reasonable basis for the institution of any such Litigation.

3.19    Material Agreements. Except as disclosed in the Periodic Reports, the Company has no other material written and oral contracts or agreements including without limitation any: (i) contract resulting in a commitment or potential commitment for expenditure or other obligation or potential obligation, or which provides for the receipt or potential receipt, involving in excess of United States Dollars Ten Million ($10,000,000.00) in any instance, or series of related contracts that in the aggregate give rise to rights or obligations exceeding such amount; (ii) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing or lending of money or encumbrance of assets involving more than United States Dollars Ten Million ($10,000,000.00) in each instance; (iii) agreement which restricts the Company from engaging in any line of business or from competing with any other Person; or (iv) any other contract, agreement, instrument, arrangement or commitment that is material to the condition (financial or otherwise), results of operation, assets, properties, liabilities, or business of the Company (collectively, and together with the employment agreements, Employee Benefit Plans and all other agreements required to be disclosed on any Schedule to this Agreement, the “Material Company Agreements”).

3.20    Disclosure. No representation or warranty of the Company contained in this Agreement, and no statement, report, or certificate furnished by or on behalf of the Company to SMSBIZ, YAP and CHUA pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits to state a material fact necessary in order to provide SMSBIZ, YAP and CHUA with full and proper information as to the business, financial condition, assets, liabilities, and results of operation of the Company and the value of the properties or the ownership of the Company.

ARTICLE IV

Representations and Warranties of SMSBIZ, YAP and CHUA

           In order to induce the Company to enter into this Agreement and to consummate the transactions contemplated hereby, make the representations and warranties set forth below to the Company.

4.1      Organization. SMSBIZ is company duly organized, validly existing and in good standing under the laws of Malaysia. SMSBIZ is duly qualified to transact business in Malaysia.

4.2      Authorization; Enforceability. SMSBIZ, YAP and CHUA each has the capacity to execute, deliver and perform this Agreement. This Agreement and all other documents executed and delivered by SMSBIZ, YAP and CHUA pursuant to this Agreement have been duly executed and delivered and constitute the legal, valid and binding obligations of SMSBIZ, YAP and CHUA, assuming the due authorization, execution and delivery of this Agreement by the Company, enforceable in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principals of equity.

4.3      No Violation or Conflict. To the Knowledge of SMSBIZ, YAP and CHUA, the execution, delivery and performance of this Agreement and the other documents contemplated hereby by SMSBIZ, YAP and CHUA respectively, and the consummation by SMSBIZ, YAP and CHUA of the transactions contemplated hereby: (a) do not violate or conflict with any provision of law or regulation (whether federal, state or local), or any writ, order or decree of any court or governmental or regulatory authority, or any provision of SMSBIZ’s memorandum and articles of association; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default), cause the acceleration of performance, give to others any right of termination, amendment, acceleration or cancellation of or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of SMSBIZ, as the case may be, pursuant to any instrument or agreement to which SMSBIZ is a party or by which SMSBIZ or its properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing.

4.4      Consents of Governmental Authorities and Others. SMSBIZ has not obtained any consent in connection with the provisions of the Malaysia Companies Act. No consent, approval or authorization of, or registration, qualification or filing with any federal, state or local governmental or regulatory authority, or any other Person, is required to be made by SMSBIZ, YAP and CHUA in connection with the execution, delivery or performance of this Agreement by SMSBIZ, YAP and CHUA or the consummation by them of the transactions contemplated hereby, including the execution, delivery and performance of this Agreement by the Company.

4.5      Litigation. To the Knowledge of SMSBIZ, YAP and CHUA there is no Litigation pending or threatened before any court or by or before any governmental or regulatory authority or arbitrator (a) affecting SMSBIZ as plaintiff or defendant or (b) against SMSBIZ relating to the SMSBIZ Shares or the transactions contemplated by this Agreement.

4.6      Brokers. SMSBIZ, YAP or CHUA has not employed any broker or finder, and has not incurred and will not incur, directly or indirectly, any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement or the Exchange Documents.

4.7      Compliance. To the Knowledge of SMSBIZ, YAP and CHUA, SMSBIZ is in compliance with all federal, state, local and foreign laws, ordinances, regulations, judgments, rulings, orders and other requirements applicable to SMSBIZ and its assets and properties, except where such noncompliance would not have a Material Adverse Effect on SMSBIZ. To the Knowledge of SMSBIZ, YAP and CHUA, it is not subject to any judicial, governmental or administrative inquiry, investigation, order, judgment or decree.

4.8      Charter, Bylaws and Corporate Records. The Company has been provided with true, correct and complete copies of (a) the memorandum and articles of association of SMSBIZ, as amended and in effect on the date hereof and (b) the minute books of SMSBIZ (containing all corporate proceedings from the date of incorporation). Such minute books contain accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors, incorporators and shareholders of SMSBIZ, respectively, from the date of its incorporation to the date hereof which were memorialized in writing.

4.9      Capitalization. As of the date of this Agreement, the authorized capital stock of SMSBIZ consists of five hundred thousand (500,000) shares of common stock, and SMSBIZ has issued and outstanding shares of common stock at RM1.00 each (“SMSBIZ Shares”) totaling five hundred thousand (500,000) as at the date of this Agreement, representing one hundred percent (100%) of the issued and outstanding capital stock of SMSBIZ as at the date of this Agreement. YAP and CHUA agree that they shall cause SMSBIZ and SMSBIZ agree that prior to the Closing, the authorized capital of SMSBIZ shall be increased to two million (2,000,000) shares of common stock of RM1.00 each and the number of shares representing one hundred percent (100%) of issued and outstanding shares shall be increased to an amount so that SMSBIZ shall have a shareholders’ fund of no less than $1000. Prior to the Closing, all of the outstanding SMSBIZ Shares shall have been duly authorized, be validly issued and outstanding, and be fully paid and non-assessable.

4.10    Subsidiaries And Associated Companies. SMSBIZ has a wholly owned subsidiary, namely, KB Reload Sdn. Bhd., a company incorporated under the law of Malaysia with a company number 630192-D, an authorized capital of RM100,000 and a paid up capital of RM10,000 as at the date of this agreement.

4.11    Rights, Warrants, Options. There are no outstanding: (a) securities or instruments convertible into or exercisable for any of the capital stock or other equity interests of SMSBIZ; (b) options, warrants, subscriptions or other rights to acquire capital stock or other equity interests of SMSBIZ; or (c) commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to the issuance or repurchase by SMSBIZ of any capital stock or other equity interests of SMSBIZ, or any instruments convertible or exercisable for any such securities or any options, warrants or rights to acquire such securities.

4.12    Conduct of Business. Since March 31, 2007, SMSBIZ has conducted their businesses in the ordinary and usual course consistent with past practices and except as already disclosed in its financial statements and reports there has not occurred any Material Adverse Effect in the condition (financial or otherwise), results of operations, properties, assets, liabilities, or businesses of SMSBIZ and its subsidiaries. Since March 31, 2007, SMSBIZ has not (a) amended its memorandum and articles of association; (b) issued, sold or authorized for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split or dividend) or any subscriptions, options, warrants, rights or convertible securities or entered into any agreements or commitments of any character obligating it to issue or sell any such securities; (c) redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such capital stock; (d) suffered any damage, destruction or loss, whether or not covered by insurance, which has had or could reasonably be expected to have a Material Adverse Effect on any of its properties, assets, or business; (e) granted or made any mortgage or pledge or subjected itself or any of its properties or assets to any lien, charge or encumbrance of any kind; (f) made or committed to make any capital expenditures in excess of United States Dollars one hundred thousand ($100,000); (g) become subject to any Guaranty; (h) granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any severance package, bonus, pension, profit-sharing or other plan or commitment); (i) entered into any agreement which would be a material agreement, or amended or terminated any existing material agreement; (j) to the Knowledge of SMSBIZ, YAP and CHUA, been named as a party in any Litigation, or become the focus of any investigation by any government or regulatory agency or authority; (k) declared or paid any dividend or other distribution with respect to its capital stock; or (l) to the Knowledge of SMSBIZ, YAP and CHUA, experienced any other event or condition of any character which has had, or could reasonably be expected to have, a Material Adverse Effect on SMSBIZ.

4.13    Taxes

(a)      All Taxes payable by SMSBIZ have been fully and timely paid or are fully provided for.

(b)      SMSBIZ, YAP AND CHUA or any Person on behalf of or with respect to SMSBIZ has not executed or filed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax. No power of attorney on behalf of SMSBIZ with respect to any Tax matter is currently in force.

(c)      SMSBIZ is not a party to any Tax-sharing agreement or similar arrangement with any other party (whether or not written), and neither SMSBIZ has not assumed any Tax obligations of, or with respect to any transaction relating to, any other Person, or agreed to indemnify any other Person with respect to any Tax.

(d)      No Tax Return concerning or relating to SMSBIZ or its operations has ever been audited by a government or taxing authority, nor is any such audit in process or pending, and SMSBIZ has been notified of any request for such an audit or other examination. To the Knowledge of SMSBIZ, YAP and CHUA, no claim has been made by a taxing authority in a jurisdiction where Tax Returns concerning or relating to SMSBIZ or its operations have not been filed, that it is or may be subject to taxation by that jurisdiction.

(e)      SMSBIZ has never been included in any consolidated, combined, or unitary Tax Return.

(f)      To the Knowledge of SMSBIZ, YAP and CHUA, SMSBIZ has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, and has duly and timely withheld from employee salaries, wages and other compensation, and has paid over to the appropriate taxing authorities, all amounts required to be so withheld and paid over for all periods under all applicable laws.

4.14    Environmental Matters. No real property used by SMSBIZ presently or in the past has been used to manufacture, treat, store, or dispose of any hazardous substance and such property is free of all such substances such that the condition of the property is in compliance with applicable Environmental Laws. To the Knowledge of SMSBIZ, YAP and CHUA, SMSBIZ is in compliance with all Environmental Laws applicable to SMSBIZ or its businesses as a result of any hazardous substance utilized by SMSBIZ in its businesses or otherwise placed at any of the facilities owned, leased or operated by SMSBIZ, or in which SMSBIZ has a contractual interest. SMSBIZ has not received any complaint, notice, order, or citation of any actual, threatened or alleged noncompliance by SMSBIZ, as the case may be, with any Environmental Laws, and to the Knowledge of SMSBIZ, there is no Litigation pending or threatened against SMSBIZ with respect to any violation or alleged violation of the Environmental Laws, and to the Knowledge of SMSBIZ, YAP and CHUA, there is no reasonable basis for the institution of any such Litigation.

4.15    Financial Statements. The Financial Statements of SMSBIZ (a) have been prepared in accordance with the books of account and records of SMSBIZ; (b) fairly present, and are true, correct and complete statements in all material respects of SMSBIZ’s financial condition and the results of their operations at the dates and for the periods specified in those statements; (c) have been prepared in accordance with general acceptable accounting policies, consistently applied with prior periods; and (d) have been adjusted for the periods beginning January 01, 2005 and ending December 31st, 2005, beginning January 01, 2006 and ending December 31st, 2006 and beginning January 01, 2007 and ending December 31st, 2007 in accordance to GAAP. SMSBIZ will provide all financial statements, including auditor's reports, for compliance with the applicable statues and the regulations of the United States Securities and Exchange Commission.

4.16    Absence of Undisclosed Liabilities. Other than as disclosed in the Financial Statements, SMSBIZ has no Liabilities. None of SMSBIZ, YAP and CHUA has any Knowledge of any circumstances, conditions, events or arrangements which may hereafter give rise to any Liabilities of SMSBIZ.

4.17    Employment Agreements; Employee Benefit Plans and Employee Payments. Other than the normal employment contract and benefits generally practiced by SMSBIZ, SMSBIZ is not a party to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) under which SMSBIZ currently has an obligation to provide benefits to any current or former employee, officer, director, consultant or advisor of SMSBIZ (collectively, “Benefit Plans”).

4.18    Intellectual Property.

(a)      SMSBIZ does not own any Intellectual Property except that it has obtained the trade mark of “SMSBIZ” from the government of Malaysia..

(b)      SMSBIZ has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that SMSBIZ must license or refrain from using any intellectual property rights of any third party). To the Knowledge of SMSBIZ, YAP and CHUA, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of its Intellectual Property rights.

(c)      SMSBIZ has not granted any license, agreement, or other permission to any third party with respect to any of its Intellectual Property, except as disclosed in Schedule 4.18.

(d)      With respect to each item of Intellectual Property, SMSBIZ possesses all right, title, and interest in and to the Intellectual Property free and clear of any security interest, license or other encumbrance, except as disclosed in Schedule 4.18.

(e)      The Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge.

(f)      No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the Intellectual Property.

(g)     None of SMSBIZ, YAP and CHUA has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the Intellectual Property.

4.19   Award and License. SMSBIZ has obtained on December 28, 2007, and has continued to maintain in good standing, the Multimedia Super Corridor (“MSC“) Status award granted by the Multimedia Development Corporation Sdn. Bhd., a corporation owned by the Government of Malaysia. SMSBIZ has also obtained on August 9, 2006, and has continued to maintain in good standing, the Application Service Provider License from Malaysia Communications and Multimedia Commission (“MCMC”).

4.20   Properties. SMSBIZ has good, clear and marketable title to all the tangible properties and tangible assets reflected in the Financial Statements as being owned by SMSBIZ or acquired after the date thereof which are, individually or in the aggregate, material to SMSBIZ’s businesses (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

4.21   Disclosure. No representation or warranty of SMSBIZ, YAP and CHUA contained in this Agreement, and no statement, report, or certificate furnished by or on behalf of SMSBIZ, YAP and CHUA to the Company pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits to state a material fact necessary in order to provide the Company with full and proper information as to the business, financial condition, assets, liabilities, or results of operation of SMSBIZ and the value of the properties or the ownership of SMSBIZ.

4.22   Further Representations and Warranties. SMSBIZ, YAP and CHUA further hereby represent and warrant to the Company that:

     a.      They and SMSBIZ Investors understand that the shares of Company Common Stock to be issued to them (hereinafter referred to “Shares”) HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AGENCIES AND NO REGISTRATION STATEMENT HAS BEEN FILED WITH ANY REGULATORY AGENCY.

     b.      They and SMSBIZ Investors are not underwriters and would be acquiring the Shares solely for investment for each individual’s own account and not with a view to, or for, resale in connection with any distribution with in the meaning of the federal securities act, the state securities acts or any other applicable state securities acts.

     c.      They and SMSBIZ Investors are not persons in the United States of America and at the time the buy order was originated, were outside the United States of America and are not citizens of the United States (a U.S. Person) as that term is defined in Reg. S of the Securities Act of 1933 and was not formed by a U. S. person principally for the purpose of investing in securities not registered under the Securities Act of 1933.

     d.      They and SMSBIZ Investors understand the speculative nature and risks of investments associated with the Company, and confirm that the Shares they obtain would be suitable and consistent with their investment program and that each individual’s financial position enables him or her to bear the risks of this investment.

     e.      To the extent that any federal, and/or state securities laws shall require, they and SMSBIZ Investors hereby agree that any securities acquired pursuant to this Agreement shall be without preference as to assets.

     f.      The certificate for the Shares will contain a legend that transfer is prohibited except in accordance with the provisions of Regulation S.

     g.      They have had the opportunity to ask questions of the Company and have received all information from the Company to the extent that the Company possessed such information, necessary to evaluate the merits and risks of any investment in the Company. Further, the Subscriber acknowledges receipt of: (1) all material books, records and financial statements of the Company; (2) all material contracts and documents relating to the proposed transaction; (3) all documents and reports filed with the Commission; and, (4) an opportunity to question the appropriate executive officers or partners.

     h.      The Subscriber has satisfied the suitability standards and securities laws imposed by the government of Malaysia.

     i.      They and SMSBIZ Investors have adequate means of providing for their current needs and personal contingencies and have no need to sell the Shares in the foreseeable future (that is at the time of the investment, they can afford to hold the investment for an indefinite period of time).

     j.      They have sufficient knowledge and experience in financial matters to evaluate the merits and risks of this investment and further, are capable of reading and interpreting financial statements. Further, they are “sophisticated investors” as that term is defined in applicable court cases and the rules, regulations and decisions of the United States Securities and Exchange Commission.

     k.      The offer and sale of the Shares referred to herein is being made outside the United States within the meaning of and in full compliance with Regulation S.

     l.      They are not a U. S. person within the meaning of Regulation S and are not acquiring the Shares for the account or benefit of any U. S. person.

     m.     They agree to resell such Shares only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933, as amended, or pursuant to an available exemption from registration.

ARTICLE V

Additional Agreements

5.1      Survival of the Representations and Warranties. The representations and warranties and covenants set forth in Article III and Article IV of this Agreement shall survive the Closing until the expiration of twenty-four (24) months from the Closing Date. No claim for indemnity with respect to breaches of representations and warranties may be brought by any party hereto, other than a claim for fraud or intentional misrepresentation, after expiration of the applicable survival period therefore as set forth in this Section 5.1.

5.2      Investigation. The representations, warranties, covenants and agreements set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made. All statements contained herein or in any schedule, certificate, exhibit, list or other document required to be delivered pursuant hereto, shall be deemed to be representations and warranties for purposes of this Agreement; provided, that any knowledge or materiality qualifications contained herein shall be applicable to such other documents.

5.3      SMSBIZ’s, YAP’s and CHUA’s Indemnification. The Company agrees to indemnify and hold harmless SMSBIZ, YAP and CHUA and each of SMSBIZ’s directors, officers, employees, Affiliates and agents (collectively known as “SMSBIZ Party”) from and against any loss, claim, liability, cost, expense or other damages (including reasonable legal fees and expenses) (hereinafter known as “an SMSBIZ Loss”) which is caused by or arises out of: (a) any breach or default in the performance by the Company of any covenant or agreement made by the Company in this Agreement; (b) any breach of any representation or warranty made by the Company in this Agreement; and (c) any and all Litigation incident to any of the foregoing.

5.4      Limitations on SMSBIZ’s, YAP’s and CHUA’s Indemnification from the Company. Notwithstanding anything contained herein to the contrary, the SMSBIZ Party shall not be entitled to indemnification from the Company for an SMSBIZ Loss under the provisions of Section 5.3 hereof, unless and until the aggregate amount of all SMSBIZ Losses under Section 5.3 shall have exceeded $5,000, in which event SMSBIZ Party shall be entitled to such indemnification from the Company for all of the SMSBIZ Loss that exceeds $5,000; provided, that the amount of any SMSBIZ Loss for which indemnification is provided under Section 5.3 hereof shall be net of any amounts recovered by SMSBIZ Party under insurance policies (if any) with respect to such SMSBIZ Loss from the Company. SMSBIZ Party shall in a timely fashion submit a claim to its insurance carrier with respect to any SMSBIZ Loss from the Company for which the Company is obligated to provide indemnification to SMSBIZ Party hereunder. Indemnification from the Company shall be limited to US$100,000.

5.5      The Company’s Indemnification. SMSBIZ, YAP and CHUA, jointly and severally, agree to indemnify and hold harmless the Company, and each of its current and former directors, officers, employees, Affiliates and agents (hereinafter known as “Cardtrend Party”) from and against any loss, claim, liability, cost, expense or other damages (including reasonable legal fees and expenses) (a “Company Loss”) which is caused by or arises out of: (a) any breach or default in the performance by SMSBIZ, YAP and CHUA of any covenant or agreement made by SMSBIZ, YAP and CHUA in this Agreement; (b) any breach of any representation or warranty made by SMSBIZ, YAP and/or CHUA in this Agreement; and (c) any and all Litigation incident to any of the foregoing.

5.6      Limitations on the Company’s Indemnification. Notwithstanding anything contained herein to the contrary, the Company shall not be entitled to indemnification for a Company Loss under the provisions of Section 5.5 hereof, unless and until the aggregate amount of all Company Losses under Section 5.5 shall have exceeded $5,000, in which event the Company shall be entitled to such indemnification from SMSBIZ, YAP and/or CHUA for all Company Losses that exceeds $5,000; provided, that the amount of any Company Losses for which indemnification is provided under Section 5.5 hereof shall be net of any amounts recovered by the Company under insurance policies (if any) with respect to such Company Loss. The Company shall in a timely fashion submit a claim to its insurance carrier with respect to any Company Losses for which SMSBIZ, YAP and/or CHUA are obligated to provide indemnification to the Company hereunder. Indemnification from SMSBIZ, YAP and CHUA shall be limited to US$100,000.

5.7      Indemnity Procedure. A party or parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the “Indemnifying Party” and the other party or parties claiming indemnity is referred to as the “Indemnified Party”.

(a)      An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement within thirty (30) calendar days of the receipt of any written claim from any such third party, but not later than twenty (20) days prior to the date any answer or responsive pleading is due, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced.

(b)      The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least fifteen (15) days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party’s approval of such counsel, which approval shall not be unreasonably withheld), shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the claim. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, and no such settlement involving any equitable relief or which might have an adverse effect on the Indemnified Party may be agreed to without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party, unless the named parties to any proceeding include both parties and representation of both parties by the same counsel would be inappropriate. If the Indemnifying Party does not make such election, or having made such election does not, in the reasonable opinion of the Indemnified Party, proceed diligently to defend such claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party, elect to take over the defense of and proceed to handle such claim in its discretion and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. In connection therewith, the Indemnifying Party will fully cooperate with the Indemnified Party should the Indemnified Party elect to take over the defense of any such claim.

(c)      The parties agree to cooperate in defending such third party claims and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim. Notwithstanding the foregoing, provided that there is no dispute as to the applicability of indemnification, the reasonable expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such expenses are a liability of the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

ARTICLE VI

Closing; Deliveries; Conditions Precedent

6.1      Closing; Effective Date. All proceedings taken and all documents executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

6.2.      Deliveries:

(a)      At Closing, the Company shall deliver the following documents to YAP and CHUA:
      (i)      the certificates in the names and denominations as stated in Schedule 2.1(or in the names and denominations as may be designated by those persons named as stated in Schedule 2.1) representing three million (3,000,000) shares of the Company Common Stock, representing 3/7th of the Exchange Consideration, and a certificate, dated the Closing Date (hereinafter referred to as the “Shares Withholding Certificate”), of an officer of the Company setting forth that four million (4,000,000) shares of the Company Common Stock have been issued to YAP and CHUA (hereinafter referred to as the “Withholding Shares”), representing 4/7th of the Exchange Consideration, and that the Company shall undertake to release and deliver to YAP and CHUA in the proportion as set out in Schedule 2.1 herein, within thirty (30) days from the date of filing each 10QSB Periodical Quarterly Report or at the end of two (2) months from the end of each calendar quarter, whichever is the sooner, for up to twenty (20) quarters commencing from the quarter ending immediately after the Closing date, an aggregate of one hundred thousand (100,000) shares of the Withholding Shares for every ten thousand United State Dollars (US$10,000) equivalent of cumulative quarterly pre-tax profit generated by SMSBIZ as certified by the appointed auditor, failing whom, the Chief Financial Officer, of the Company, subject to SMSBIZ not having any outstanding receivables that were recorded in the financial statement as at December 31, 2007, and that should there remain any share of the Withholding Shares unreleased and undelivered by the end of twenty one (21) quarters from the Closing Date, the Company shall be entitled to repurchase from YAP and CHUA all of the unreleased and undelivered Withholding Shares for a consideration of US$0.001 per share;
        (ii)    certificates, dated the Closing Date, of an officer of the Company setting forth that authorizing resolutions were adopted by the Company’s Board of Directors approving the terms and conditions of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby; and
        (iii)   the certificate referred to in Section 6.3(d); and

(b)      At Closing, SMSBIZ, YAP and CHUA shall deliver the following documents to the Company:

(i)      the certificates representing 100% of the outstanding SMSBIZ Shares to be delivered to the Company duly endorsed by all the directors of SMSBIZ together with share transfer forms duly executed by YAP and CHUA stating the name of the transferee that may be informed by the Company to YAP and CHUA prior to the Closing;
(ii)     a certificate each from the Registrar of Companies of Malaysia, certified by the Company Secretary of SMSBIZ, as of a recent date, as to the good standing of the company and its wholly owned subsidiary and certifying its Memorandum and Articles of Association;
(iii)    certificates, dated the Closing Date, of the Company Secretary of SMSBIZ setting forth that authorizing resolutions were adopted by SMSBIZ’s Board of Directors approving the terms and conditions of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;
(iv)     the Financial Statements;
(v)      the certificates referred to in Section 6.4(d); and
(vi)     the Confidentiality and Non-compete Agreement executed by YAP and CHUA, respectively;
(vii)    a resolution signed by all the directors of SMSBIZ as at the Closing Date appointing Wong Chee Leong, Low Kok Keng and Ng King Kau as directors of SMSBIZ;
(viii)   the signed copy of a 3-year employment contract for CHUA to provide her service as Manager-Operations of SMSBIZ commencing from the Closing Date at a base salary of RM5,000 per month; and
(ix)     the duplicate copy of the Shares Withholding Certificate signed by YAP and CHUA, acknowledging and agreeing to the contents as set forth in the Shares Withholding Certificate.

6.3      Conditions Precedent to the Obligations of SMSBIZ, YAP and CHUA. Each and every obligation of to consummate the transactions described in this Agreement and any and all liability of SMSBIZ, YAP and CHUA to the Company shall be subject to the following conditions precedent:

(a)      Representations and Warranties True. Each of the representations and warranties of the Company contained herein or in any certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of such date.

(b)      Performance. The Company shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)      No Material Adverse Change. Except as expressly permitted or contemplated by this Agreement, no event or condition shall have occurred which has adversely affected or may adversely affect in any respect the condition (financial or otherwise) of the Company between the date of execution of this Agreement and the Closing Date.

(d)      The Company’s Certificate. The Company shall have delivered to YAP and CHUA a certificate dated the Closing Date, certifying that the conditions specified in Sections 6.3(a), (b) and (c) above have been fulfilled and as to such other matters as SMSBIZ, YAP and CHUA may reasonably request.

(e)      Consents. The Company shall have obtained all authorizations, consents, waivers and approvals as may be required to consummate the transactions contemplated by this Agreement.

(f)      Due Diligence Review. SMSBIZ, YAP and CHUA shall have completed their due diligence investigation of the Company to their satisfaction, in their sole and absolute discretion.

6.4      Conditions Precedent to the Obligations of the Company. Each and every obligation of the Company to consummate the transactions described in this Agreement and any and all liability of the Company to SMSBIZ, YAP and CHUA shall be subject to the fulfillment of the following conditions precedent:

(a)      Representations and Warranties True. Each of the representations and warranties of SMSBIZ, YAP and CHUA contained herein or in any certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of such date.

(b)      Performance. SMSBIZ, YAP and CHUA shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)      No Material Adverse Change. Except as expressly permitted or contemplated by this Agreement, no event or condition shall have occurred which has adversely affected or may adversely affect in any respect the condition (financial or otherwise) of SMSBIZ between the date of execution of this Agreement and the Closing Date.

(d)      SMSBIZ, YAP and CHUA Certificates. SMSBIZ, YAP and CHUA shall each have delivered a certificate addressed to the Company, dated the Closing Date, certifying that the conditions specified in Sections 6.4(a), (b) and (c) above have been fulfilled.

(e)      Consents. SMSBIZ, YAP and CHUA shall have obtained all authorizations, consents, waivers and approvals as may be required to consummate the transactions contemplated by this Agreement, including but not limited to those with respect to any material agreement entered into by, and licenses granted to, SMSBIZ.

(f)      Due Diligence Review. The Company shall have completed its due diligence investigation of SMSBIZ to its satisfaction, in its sole and absolute discretion.

(g)      Consolidated Financial Statements. SMSBIZ, YAP and CHUA shall have delivered to the Company SMSBIZ’s audited consolidated balance sheets, statement of operations, changes in stockholders equity and cash flow as of and for the fiscal years ended March 31st, 2006 and March 31st, 2007, and unaudited financial statements as at December 31, 2007, adjusted for the periods beginning January 01, 2005 ending December 31, 2005, beginning January 01, 2006 and ending December 31, 2006, and beginning January 01, 2007 and ending December 31, 2007. The financial statements described above in this Section 6.4(g) shall: (a) have been prepared in accordance with the books of account and records of SMSBIZ; (b) fairly present, and are true, correct and complete statements in all material respects of SMSBIZ’s financial condition and the results of its operations at the dates and for the periods specified in those statements; and (c) have been prepared in accordance with accounting principles acceptable to the Company consistently applied with prior periods and with adjustments made in accordance to GAAP at the Company costs.

(h)      Loan Settlements. SMSBIZ, YAP and CHUA shall have delivered to the Company a certificate from SMSBIZ auditor that as of the date of Closing, SMSZBIZ has fully settled all the loans from financial institutions and any person or corporations whose shares are not wholly owned by SMSBIZ (collectively referred to as “Lenders”) and that all the advances and loans given to the shareholders, directors, and corporations whose shares are not wholly owned by SMSBIZ (collectively referred to as “Borrowers”), have been fully settled by the Borrowers.

6.5      Best Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties shall use their respective best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be fulfilled those of the conditions precedent to its obligations or the obligations of the other parties to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary consents, authorizations, orders, approvals and waivers.

6.6      Termination. This Agreement and the transactions contemplated hereby may be terminated (a) at any time by the mutual consent of the parties hereto; (b) YAP and CHUA jointly or by the Company, if the Closing has not occurred on or prior to -March 31, 2008 (such date of termination being referred to herein as the “Termination Date”), provided the failure of the Closing to occur by such date is not the result of the failure of the party seeking to terminate this Agreement to perform or fulfill any of its obligations hereunder; (c) by YAP and CHUA jointly or severally at any time at or prior to Closing in their or individual’s sole discretion if (i) any of the representations or warranties of the Company in this Agreement are not in all material respects true, accurate and complete or if the Company breaches in any material respect any covenant contained in this Agreement, provided that such misrepresentation or breach is not cured within ten (10) business days after notice thereof, but in any event prior to the Termination Date or (ii) any of the conditions precedent to the Company’s obligations to conduct the Closing have not been satisfied by the date required thereof; or (d) by the Company at any time at or prior to Closing in its sole discretion if (i) any of the representations or warranties of SMSBIZ, YAP and/or CHUA in this Agreement are not in all material respects true, accurate and complete or if SMSBIZ, YAP and/or CHUA breaches in any material respect any covenant contained in this Agreement, provided that such misrepresentation or breach is not cured within ten (10) business days after notice thereof, but in any event prior to the Termination Date or (ii) any of the conditions precedent to SMSBIZ’s, YAP’s and/or CHUA’s obligations to conduct the Closing have not been satisfied by the date required thereof. If this Agreement is terminated pursuant to this Section 6.6, written notice thereof shall promptly be given by the party electing such termination to the other party and, subject to the expiration of the cure periods provided in clauses (c) and (d) above, if any, this Agreement shall terminate without further actions by the parties and no party shall have any further obligations under this Agreement. Notwithstanding the preceding sentence, the respective indemnification obligations of the parties under Article V shall survive the termination of this Agreement.

6.7      Withholding and Repurchasing of Shares.

(a)      Upon Closing, the Company shall be entitle to withhold four million (4,000,000) Shares issued to YAP and CHUA, and the Company shall deliver to YAP and CHUA such withheld Shares in such quantity and within such time in accordance to the conditions as set forth in Section 6.2 (a) (i) above.

(b)      Upon the filing of the Company’s 10QSB Periodical Quarterly Report for the quarterly period ending twenty (20) quarters from the Closing Date, the Company shall be entitled to repurchase from YAP and CHUA, and YAP and CHUA shall sell to the Company, all of the remaining undelivered Withholding Shares at a price of US$0.001 per share.

6.8      Registration Rights.

Piggy-Back Rights. Should there be any registration of the Company’s Common Stock held by any third party under a demand right arrangement undertaken by the Company, the Company undertakes to take all necessary steps to prepare and file at the same time a registration statement pursuant to the Securities Act in connection with the proposed resale by the holders of shares of Common Stock of the Company which are to be issued as a consequence of this agreement. The Company will use all efforts to promptly follow up with the SEC and to ensure that expeditious responses are given to any SEC enquiries relating to the best efforts to effect the registration of 100% of such shares of the Company Common Stock then owned by YAP , CHUA and the SMSBIZ Investors as requested by YAP, CHUA and the SMSBIZ Investors to be included in such registration statement, all to the extent required to permit the sale or other disposition by YAP, CHUA and the SMSBIZ Investors of such shares. The Company will notify YAP, CHUA and the SMSBIZ Investors of the date of effectiveness of any registration statement in which such Company Common Stock is registered.

(a)      Expenses. All expenses incurred by the Company in connection with the registration of such securities pursuant to this Section 6.7 shall be borne by the Company.

ARTICLE VII

Covenants

7.1      General Confidentiality. Each of the Parties will treat and hold as such all of the Confidential Information of the other Parties, refrain from using any of the Confidential Information except in connection with this Agreement, and unless there is a closing on the Exchange, deliver promptly to the owner of such Confidential Information or destroy, at the request and option of the owner of the Confidential Information, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the Parties is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Party will notify the affected Party promptly of the request or requirement so that the affected Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.1. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Parties is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party shall use its commercially reasonable efforts to obtain, at the request of the affected Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the affected Party shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

7.2      Tax Treatment. The Company, SMSBIZ, Yap, Chua and the SMSBIZ Investors will not knowingly take any action, written or otherwise, which would result in the transactions contemplated by this Agreement not being accounted for as tax-free exchange under the Code.

7.3      General. In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Article V).

ARTICLE VIII

Miscellaneous

8.1      Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses as follows (or at such other addresses as shall be specified by the parties by like notice):

If to the Company:	Cardtrend International Inc.
800 5th Avenue #4100,
Seattle, WA 98104,
U.S.A.
Attn: KK Ng, President & CEO

If to SMSBIZ:	SMSBIZ Sdn. Bhd.
3A-11, 3A Floor, Suite A, Block A,
Damansara Intan,
No.1, Jalan SS 20/27,
47400, Petaling Jaya,
Selangor,
Malaysia.

If to YAP, Chua or SMSBIZ
Investors:	Addresses as appeared under the respective names above.

Such notice shall be deemed delivered upon receipt against acknowledgment thereof if delivered personally, on the third business day following mailing if sent by certified mail, upon transmission against confirmation if sent by facsimile and on the next business day if sent by overnight courier to the address as shown above or to any other address as may be informed by the Party to the other Parties.

8.2      Entire Agreement; Incorporation. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein contain every obligation and understanding between the parties relating to the subject matter hereof and merges all prior discussions, negotiations, agreements and understandings, both written and oral, if any, between them, and none of the parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein. All schedules, exhibits and other documents and agreements executed and delivered pursuant hereto are incorporated herein as if set forth in their entirety herein.

8.3      Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

8.4      Assignment. This Agreement may not be assigned by any party without the written prior consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.5      Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties thereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the party against whom such waiver, extension or amendment is sought to be charged. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party thereof to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

8.6      No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement, except as otherwise provided herein.

8.7      Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof, shall be declared invalid, void or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such invalid, void or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, void or unenforceable provision.

8.8      Expenses. Except as otherwise provided herein, each party agrees to pay, without right of reimbursement from the other party, the costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.

8.9      Headings. The table of contents and the section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

8.10     Other Remedies; Injunctive Relief. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of the parties hereunder, the prevailing party in any such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.11     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures shall be deemed valid and binding.

8.12     Remedies Exclusive. Except in the case of fraud or equitable remedies expressly provided for herein, the parties acknowledge and agree that the indemnification provisions set forth in Article V of this Agreement constitute the parties’ sole and exclusive remedy with respect to any and all claims relating to the transactions contemplated by this Agreement.

8.13     Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Nevada, without reference to the choice of law principles thereof.

8.14     Jurisdiction and Venue. This Agreement shall be subject to the exclusive jurisdiction of the courts of the State of Nevada. The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of Nevada by virtue of a failure to perform an act required to be performed in the State of Nevada and irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of Nevada for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in the State of Nevada, and further irrevocably waive any claim that any suit, action or proceeding brought in the State of Nevada has been brought in an inconvenient forum.

8.15     Participation of Parties. The parties hereby agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.16     Further Assurances. The parties hereto shall deliver any and all other instruments or documents reasonably required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement including, without limitation, all necessary stock powers and such other instruments of transfer as may be necessary or desirable to transfer full and complete ownership of the shares of SMSBIZ Common Stock free and clear of any liens or encumbrances.

8.17     Publicity. No public announcement or other publicity concerning this Agreement or the transactions contemplated hereby shall be made without the prior written consent of the Company and YAP and CHUA jointly as to form, content, timing and manner of distribution. Nothing contained herein shall prevent any party from making any filing required by federal or state securities laws or stock exchange rules.

8.18     No Solicitation. Neither SMSBIZ nor the Company shall authorize or permit any of its officers, directors, agents, representatives, managers, members, agents, or advisors to solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any merger, consolidation, business combination, recapitalization or similar transaction involving SMSBIZ or the Company, respectively, other than the transaction contemplated by this Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Exchange or which would or could be expected to dilute the benefits to each of the parties of the transactions contemplated hereby. SMSBIZ and the Company will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

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IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

CARDTREND INTERNATIONAL INC.	Witnessed By:
(“COMPANY”)

By: KING K. NG	LOW KOK KENG
King K. Ng	Name: Low Kok Keng
President & CEO	Malaysia I/C No.:590226-10-6637

SMSBIZ SDN. BHD. (“SMSBIZ”)	Witnessed By:

By: YAP KIT CHUAN	NG IAN NEW
Yap Kit Chuan,	Name: Ng Ian New
Director	Malaysia I/C No.: 740524-14-5440

YAP KIT CHUAN (“YAP”),	Witnessed By:

By: YAP KIT CHUAN	NG IAN NEW
Yap Kit Chuan,	Name: Ng Ian New
Malaysian I/C No.:	Malaysia I/C No.:740524-14-5440
761028-05-5043

CHUA TONG LING (“CHUA”),	Witnessed By:

By: CHUA TONG LING	NG IAN NEW
Chua Tong Ling,	Name: Ng Ian New
Malaysian I/C No.:	Malaysia I/C No.:740524-14-5440
741021-06-5056

SCHEDULE 2.1

List Of Individuals To Whom The Shares Are To Be Issued:

Name	Quantity of Shares	Quantity of Shares
	To Be Issued & Delivered	To Be Issued & Withheld
	Upon Closing	Upon Closing

Yap Kit Chuan	1,000,000 (33.333%)	3,150,000 (78.75%)
Malaysia I/C No.: 761028-05-5043
No.25, Jalan S/P 6/3,
Taman Segar Perdana,
43200 Cheras, Selangor,
Malaysia.

Chua Tong Ling	Nil	850,000 (21.25%)
Malaysia I/C No.: 741021-06-5056
No.25, Jalan S/P 6/3,
Taman Segar Perdana,
43200 Cheras, Selangor,
Malaysia.

Ho Yoon Fah	1,000,000 (33.333%)	Nil
Malaysia I/C No.: 520328-06-5203
46, Jalan BU 3/5
Bandar Utama
47800 Petaling Jaya
Selangor Darul Ehsan,
Malaysia

Lionel Lim Chin Kiat	1,000,000 (33.333%)	Nil
Malaysia I/C No.: 801123-14-5155
4, Jalan 16/14
46350 Petaling Jaya
Selangor Darul Ehsan,

Malaysia
Total	3,000,000 (100%)	4,000,000 (100%)